Exhibit 5.2

May 24, 2012

Xylem Inc.

1133 Westchester Avenue, Suite N200

White Plains, NY 10604

Re:	Xylem Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Xylem Inc. (“Xylem”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Xylem with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance by Xylem of $600,000,000 aggregate principal amount of its 3.550% Senior Notes due 2016 (the “New 2016 Notes”) and $600,000,000 aggregate principal amount of its 4.875% of its Senior Notes due 2021 (the “New 2021 Notes”). The New 2016 Notes and New 2021 Notes will be offered by Xylem in exchange for any and all of its outstanding 3.550% Senior Notes due 2016 and any and all of its outstanding 4.875% Senior Notes due 2021, respectively, which have not been registered under the Securities Act. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

The New 2016 Notes and New 2021 Notes will be issued under an Indenture, dated September 20, 2011 (the “Indenture”), among Xylem, ITT Corporation, as initial guarantor, and Union Bank, National Association, as trustee. We have assumed, with your permission, that (i) the Indenture has not been further amended, modified or supplemented, and (ii) the New 2016 Notes and New 2021 Notes have been issued pursuant to Article 3 of the Indenture and otherwise in compliance with the provisions of the Indenture.

In rendering our opinions expressed below, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinions hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon certificates, statements and representations of representatives of Xylem, including without limitation those factual matters included in the Registration Statement.

May 24, 2012

Based on the foregoing, we are of the opinion that:

1. Xylem is a corporation duly incorporated and validly existing under the laws of the State of Indiana and has all requisite corporate power and authority to conduct its business and to own its properties (all as described in the Registration Statement) and to perform all of its obligations under the New 2016 Notes and New 2021 Notes and the Indenture.

2. Xylem has duly authorized, executed and delivered the Indenture and has duly authorized the issuance of the New 2016 Notes and New 2021 Notes. The execution, delivery and performance by Xylem of the Indenture and the New 2016 Notes and New 2021 Notes do not violate any Indiana statute, or any rule or regulation that has been issued pursuant to any Indiana statute, in each case that are in our experience applicable to transactions of the type contemplated by the Indenture, the New 2016 Notes or the New 2021 Notes, except that it is understood that no opinion is given in this paragraph 2 with respect to any federal or state securities laws or any rule or regulation promulgated under any federal or state securities laws.

Our opinions above are subject to the following further assumptions, qualifications and limitations:

a. The opinions expressed herein are based upon the facts in existence and the laws in effect on the date hereof, and we expressly disclaim any obligation to update such opinions, regardless of whether changes in such facts or law come to our attention after the delivery hereof.

b. We express only those opinions directly stated herein, and any opinions by implication or inference are expressly disclaimed.

c. Without limiting the generality of the foregoing, we have made no review of, and express no opinion as to, federal or state laws, rules, regulations or judgments relating to: antitrust or unfair competition; pollution, hazardous materials, hazardous waste or the environment; taxation; worker health or safety; real estate, zoning, permitting, land use, building or construction; securities (including, without limitation, laws, rules and regulations relating to trust indentures and investment advisors) or “blue sky” matters; commodities; regulation of transactions in margin securities; public utilities or electric utilities; employee benefits or pensions; insurance (including, without limitation, regulation of financial guarantees); regulation of banking; labor or employment; aviation, aerospace or transportation; communications or telecommunications; energy; oil and gas; patents, trademarks, copyrights or other intellectual property or applications or licenses for any of the foregoing; receivership or conservatorship; statutes, ordinances, rules and regulations of counties, towns, municipalities and special political subdivisions; laws, rules and regulations relating to the particular nature of Xylem or its respective assets; or any rules or regulations pertaining to any of the foregoing.

Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of Xylem or the rendering of the opinions set forth herein.

May 24, 2012

We express no opinion as to the effect on the opinions expressed herein of: (i) the compliance or non-compliance by any person (other than Xylem to the extent expressly set forth herein) with any state, federal or other laws or regulations applicable to it; or (ii) the legal or regulatory status or the nature of the business of any such party (other than Xylem to the extent expressly set forth herein).

In rendering the foregoing opinions we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the State of Indiana. This opinion letter has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. This opinion speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to reliance on this opinion letter and the opinions provided herein by Simpson Thacher & Bartlett LLP in connection with the legal opinion provided by that law firm that is included as an exhibit to the Registration Statement.

We hereby consent to the references in the Registration Statement, to our Firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Barnes & Thornburg LLP